Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION,
November 15, 2005	CONTACT: John M. Mendez
(276) 326-9000
First Community Announces the Appointment of Chief Financial Officer
     Bluefield, Virginia – First Community Bancshares, Inc. (NASDAQ: FCBC) (www.fcbinc.com), announced today that the Board of Directors appointed Mark A. Wendel to the position of Chief Financial Officer.
     “Mark brings a wealth of experience and talent to the organization,” said Chief Executive Officer John M. Mendez. Wendel joined the Company in October and has over 21 years experience in banking and financial industry sectors. Most recently, he was Corporate Controller at BankAtlantic Bancorp, a $6 billion bank holding company based in Ft. Lauderdale, Florida. Prior to that, he was the Chief Accounting Officer and Corporate Controller for the Memphis, Tennessee-based National Commerce Financial Corporation. Wendel is a Certified Public Accountant, and holds a bachelors degree from Rhodes College in Memphis and a M.B.A. from the University of Memphis.
     “Wendel, with his years of banking and controllership experience,” continued Mendez, “will be called on to assist in achieving necessary economics to drive the Company’s efficiency ratio to historic low levels. Wendel’s past experience has led to a reputation as a cost-conscious manager with the ability to re-engineer for real efficiency and cost savings.”
     Robert L. Schumacher will transition from his current role to Senior Vice President and General Counsel. According to Mendez, recent growth and expansion of the Company led to the need for the executive reorganization. The Company recently topped $2 billion in total assets, and has added complexity through its expansion of services and the significant geographic growth over the last two years. The addition of Wendel and the addition of the General Counsel position add much needed resources to continue the Company’s growth plan.
     First Community Bancshares, Inc., headquartered in Bluefield, Virginia, is a $2.0 billion bank holding company and is the parent company of First Community Bank, N. A. First Community Bank, N. A. operates through fifty-three full-service banking locations, seven loan production offices, and two trust and investment management offices in the four states of Virginia, West Virginia, North Carolina and Tennessee. First Community Bank, N.A. is also the parent of Stone Capital Management, Inc., a SEC registered investment advisory firm, which offers wealth management and investment advice. First Community Bancshares, Inc.’s common stock is traded on the NASDAQ National Market under the symbol “FCBC.”

DISCLAIMER
This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.

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